FIRST CLOVER LEAF FINANCIAL CORP. ANNOUNCES 2013 YEAR END FINANCIAL RESULTS

February 25, 2014

Edwardsville, Illinois – First Clover Leaf Financial Corp. (the “Company”)(Nasdaq:FCLF) announced net income of $3.4 million, or $0.46 per basic and diluted share, for the year ended December 31, 2013, compared to net income of $4.1 million, or $0.53 per basic and diluted share, for the year ended December 31, 2012.

First Clover Leaf Financial President and CEO Dave Kuhl commented, “Our strategic plan calls for the organization to continue to focus on increasing shareholder value.  While our results in 2013 were solid, we believe we have positioned the bank for stronger profitability in 2014.  Our capital and asset quality remains strong, which should enable the bank to expand into other markets and lines of business consistent with our growth focus.”

For the year ended December 31, 2013, net interest income after provision for loan losses was $16.0 million compared to $15.6 million for the year ended December 31, 2012.  The provision for loan losses totaled $485,000 for the year ended December 31, 2013 compared to $1.6 million for the year ended December 31, 2012.  Interest income decreased to $19.8 million for the year ended December 31, 2013 from $21.7 million for the year ended December 31, 2012.  Interest expense decreased to $3.3 million for the year ended December 31, 2013 from $4.5 million for the year ended December 31, 2012.  Net Interest income declined to $16.5 million for the year ended December 31, 2013 compared to $17.2 million for the year ended December 31, 2012.  The decline is primarily due to a decrease in our net interest rate spread which decreased to 2.85% for the year ended December 31, 2013 compared to 3.22% for the year ended December 31, 2012.  In addition, our net interest margin decreased to 2.95% for the year ended December 31, 2013 compared to 3.39% for the year ended December 31, 2012.  The decrease in the interest rate spread was attributable to the yield on interest-earning assets declining faster than the cost of funds.  The Company’s yield on earning assets and costs of funds are largely dependent on the interest rate environment.

Non-interest income was $2.2 million for the year ended December 31, 2013 compared to $3.0 million for the year ended December 31, 2012.  The decrease in non-interest income was primarily the result of a decrease in gain on sale of loans sold, which declined to $561,000 for the year ended December 31, 2013 compared to $1.6 million for the year ended December 31 2012.  Refinancing activity was very strong during 2012, and fell sharply in 2013.   Non-interest expense increased to $13.4 million for the year ended December 31, 2013 compared to $12.5 million for the year ended December 31, 2012. The increase in non-interest expense was mainly due to an increase in foreclosed asset related expenses, along with a slight increase in compensation and employee benefits.  For the year ended December 31, 2013, income tax expense totaled $1.4 million compared to income tax expense of $2.0 for December 31, 2012.

Total assets at December 31, 2013 were $622.0 million compared to $600.8 million at December 31, 2012, an increase of $21.2 million.  Cash and cash equivalents increased to $84.7 million at December 31, 2013 from $71.4 million at December 31, 2012.  The $13.3 million increase was primarily due to an increase of $22.2 million in federal funds sold, partially offset by a decrease of $9.4 million in cash and due from banks.  Investment securities available for sale increased to $117.8 million at December 31, 2013 from $88.3 million at December 31, 2012, this was primarily due to purchases exceeding calls, maturities, principal repayments, and sales by $34.5 million.  Loans, net of allowance for loan losses, decreased to $372.6 million at December 31, 2013 from $394.9 million at December 31, 2012, a decrease of $22.3 million. Due to the current economic environment, we saw a reduction in loan demand during 2013.  Deposits were $502.5 million at December 31, 2013 compared to $460.4 million at December 31, 2012, an increase of $42.1 million.  The significant increase in deposits is primarily related to two business relationships.  The increase is due to the transitional nature of their accounts.  Borrowings totaled $14.0 million at December 31, 2013 and $22.0 million at December 31, 2012, respectively.  Stockholders’ equity decreased to $73.1 million at December 31, 2013 from $78.3 million at December 31, 2012.  The decrease in stockholders’ equity was mainly the result of a reduction in accumulated other comprehensive income of $2.9 million, repurchases of 474,034 shares of common stock for $3.9 million as part of the Company’s authorized ongoing stock repurchase program, and the payment of cash dividends of $1.7 million, partially offset by net income of $3.4 million during the year ended December 31, 2013.

President & CEO Dave Kuhl commented “Loan quality has improved dramatically and we continue to focus on increasing loan volume while adhering to rigid underwriting standards.  Controlling costs while still growing the bank will be critical to our success.  This will be difficult with the ever-increasing regulatory burden that all banks face today.  However, we believe we have the professional staff and an enthusiastic drive to make it happen.”

Asset quality improved during 2013.  Total delinquent loans 90 days or more past due was $734,000 at December 31, 2013 compared to $3.1 million at December 31, 2012.  Total non-accrual loans were $6.4 million at December 31, 2013 compared to $11.5 million at December 31, 2012.  The allowance for loan losses at December 31, 2013 was $5.6 million and represented 1.50% of total loans and 77.28% of non-performing and impaired loans.  At December 31, 2012, the allowance for loan losses was $5.9 million and represented 1.51% of total loans and 50.89% of non-performing and impaired loans.  Foreclosed assets decreased to $5.6 million at December 31, 2013 compared to $6.5 million at December 31, 2012.

First Clover Leaf Financial Corp is the stock holding company for First Clover Leaf Bank.  First Clover Leaf Bank is a federally chartered savings bank.  First Clover Leaf Bank conducts business from its headquarters in Edwardsville, Illinois as well as four branch offices also located in Madison County Illinois.

When used in this press release, the words or phrases “will,” “are expected to,” “we believe,” “should,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including, but not limited to changes in general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and allowance for loan losses requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes resulting from shutdowns of the federal government; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; and changes in the financial condition or future prospects of issuers of securities that we own, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution you not to place undue reliance on any such forward-looking statements, which only speak as of the date made. The Company wishes to advise you that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Additional factors that could affect our results may be discussed in our Form 10-K for the year ended December 31, 2012 and in other reports we file with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

First Clover Leaf Financial Corp.
Consolidated Statements of Income

	For the Year Ended
	December 31,	December 31,
	2013	2012
Interest and dividend income:
Interest and fees on loans	$17,589,152	$19,613,434
Securities:
Taxable interest income	1,042,137	1,129,813
Nontaxable interest income	1,008,926	836,665
Federal Home Loan Bank dividends	8,727	9,170
Interest-earning deposits, federal funds sold, and other	172,591	63,712
Total interest and dividend income	19,821,533	21,652,794

Interest expense:
Deposits	2,769,685	3,833,610
Federal Home Loan Bank advances	444,070	518,647
Securities sold under agreements to repurchase	13,713	17,839
Subordinated debentures	88,286	97,914
Total interest expense	3,315,754	4,468,010

Net interest income	16,505,779	17,184,784

Provision for loan losses	485,000	1,550,000

Net interest income after provision for loan losses	16,020,779	15,634,784

Other income:
Service fees on deposit accounts	371,424	370,082
Other service charges and fees	376,115	375,045
Loan servicing fees	284,875	219,117
Gain on sale of securities	359,138	167,978
Gain on sale of loans	560,526	1,599,694
Other	216,569	236,870
	2,168,647	2,968,786

Other expenses:
Compensation and employee benefits	6,298,405	5,959,622
Occupancy expense	1,353,783	1,257,849
Data processing services	723,977	703,957
Director fees	177,467	151,700
Professional fees	448,423	519,331
FDIC insurance premiums	476,731	469,104
Foreclosed asset related expenses	1,343,883	653,736
Amortization of core deposit intangible	264,000	281,000
Amortization of mortgage servicing rights	118,511	286,165
Other	2,242,177	2,211,571
	13,447,357	12,494,035

Income before income taxes	4,742,069	6,109,535

Income tax expense	1,386,008	2,045,034

Net income	$3,356,061	$4,064,501

Basic earnings per share	$0.46	$0.53
Diluted earnings per share	$0.46	$0.53

First Clover Leaf Financial Corp.
Consolidated Balance Sheets

	At December 31,	At December 31,
	2013	2012
ASSETS

Cash and due from banks	$14,363,461	$23,798,795
Interest-earning deposits	8,681,426	8,161,322
Federal funds sold	61,648,938	39,454,481
Total cash and cash equivalents	84,693,825	71,414,598

Interest-earning time deposits	1,766,493	1,749,744
Securities available for sale	117,776,982	88,280,080
Federal Home Loan Bank stock	2,887,763	2,887,763
Loans, net of allowance for loan losses of $5,590,668 and
$5,944,585 at 2013 and 2012, respectively	372,568,962	394,868,626
Loans held for sale	-	1,827,000
Property and equipment, net	9,873,198	10,157,929
Goodwill	11,385,323	11,385,323
Bank-owned life insurance	8,497,895	5,244,335
Core deposit intangible	271,000	535,000
Foreclosed assets	5,577,481	6,505,912
Mortgage servicing rights	918,247	811,783
Accrued interest receivable	1,551,258	1,592,307
Prepaid FDIC insurance premiums	-	1,001,161
Other assets	4,276,015	2,507,471

Total assets	$622,044,442	$600,769,032

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest bearing	$55,263,604	$60,330,245
Interest bearing	447,276,088	400,043,801
Total deposits	502,539,692	460,374,046

Federal Home Loan Bank advances	13,980,005	21,966,750
Securities sold under agreements to repurchase	26,766,169	34,494,579
Subordinated debentures	4,000,000	4,000,000
Accrued interest payable	199,764	284,270
Other liabilities	1,463,182	1,392,984
Total liabilities	548,948,812	522,512,629

Stockholders' Equity
Common stock, $.10 par value, 20,000,000 shares authorized,
7,007,283 and 7,481,317 shares issued and outstanding at
2013 and 2012	700,728	748,132
Additional paid-in capital	55,818,936	59,660,244
Retained earnings	18,268,454	16,651,916
Accumulated other comprehensive income/(loss)	(1,692,488)	1,196,111
Total stockholders' equity	73,095,630	78,256,403

Total liabilities and stockholders' equity	$622,044,442	$600,769,032

First Clover Leaf Financial Corp.
Asset Quality

	At December 31,	At December 31,
	2013	2012

Delinquent loans 90 days or more past due	$733,740	$3,063,148
Non accrual loans	$6,446,132	$11,471,329
Allowance for loan losses	$5,590,668	$5,944,585
Allowance for loan losses to total loans	1.50%	1.51%
Allowance for loan losses to non accrual loans	77.28%	50.89%

Foreclosed assets	$5,577,481	$6,505,912